UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number   33-71712

                    First Lehigh Corporation
     (Exact name of registrant as specified in its charter)

  1620 Pond Road, Allentown, Pennsylvania 18104 (610) 398-6660
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Common Stock, $.01 par value, Senior Preferred Stock,
                      Series A Preferred Stock

    (Title of each class of securities covered by this Form)

                           None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(i)      [x]
Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                   Rule 15d-6               [x]

     Approximate number of holders of record as of the
certification or notice date:            137             .

     Pursuant to the requirements of the Securities Exchange Act of 1934, FIRST LEHIGH CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              PATRIOT BANK CORP., successor by
                              consolidation to First Lehigh
                              Corporation

Date: January 22, 1999        By: /s/ Joseph W. Major
                              Name:     Joseph W. Major
                              Title:    President and Chief
                                        Executive Officer